EXHIBIT P

CONSENT

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated March 30, 2015 to the prospectus dated February 26, 2015 relating to securities issued pursuant to Registration Statement No. 333-200852 of Canada.

March 30, 2015

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP